UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - December 23, 2025

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code - (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2025, Oncor Electric Delivery Company LLC (“Oncor”) entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) among Oncor, as borrower, the lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent for the lenders.

The Term Loan Agreement provides for a term loan credit facility in an aggregate principal amount of $1.4 billion (the “Term Loan Facility”) with a maturity date that is 13 months after the date on which the funding availability period ends. Oncor may borrow up to the full amount of the Term Loan Facility in up to two borrowings, which may be made, at Oncor’s option, at any time on or before February 23, 2026. Upon the earlier to occur of (i) Oncor terminating all unused commitments under the Term Loan Agreement, (ii) Oncor receiving the second borrowing under the Term Loan Agreement, (iii) Oncor borrowing the entire amount of the Term Loan Facility, or (iv) February 23, 2026, any unused commitments, if any, of the lenders to make term loans under the Term Loan Agreement shall terminate. Oncor intends to use the proceeds from any borrowings under the Term Loan Agreement for working capital and other general corporate purposes.

On December 26, 2025, Oncor made its initial borrowing under the Term Loan Agreement in the amount of $925 million. The proceeds from this borrowing were used for general corporate purposes, including repayment of outstanding commercial paper notes issued under Oncor’s commercial paper program. Such repaid commercial paper notes were issued by Oncor for general corporate purposes, including to repay in full at maturity the $174 million aggregate principal amount of Oncor’s 3.86% Senior Notes, Series A, due December 3, 2025, plus accrued and unpaid interest.

Borrowings under the Term Loan Agreement bear interest at a per annum rate equal to, at Oncor’s option, (i) term secured overnight financing rate (“SOFR”) for the interest period relevant to such borrowing plus an applicable margin of 0.0875%, or (ii) an alternate base rate (equal to the greatest of (1) the prime rate as quoted by The Wall Street Journal on such date, (2) the federal funds effective rate on such date, plus 0.50%, and (3) term SOFR for a one-month interest period on such date plus 1.0%). The Term Loan Agreement also provides for a commitment fee at a rate per annum of 0.05% on the daily average available commitment during the funding availability period and an alternative rate of interest upon the occurrence of certain events related to the current rate of interest benchmark.

The Term Loan Agreement requires that Oncor maintain a maximum consolidated senior debt to consolidated total capitalization ratio of 0.65 to 1.00 and observe certain customary reporting requirements and other customary covenants for facilities of this type.

The Term Loan Agreement also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the Term Loan Agreement and cross-default provisions in the event Oncor or certain of its subsidiaries defaults in the payment of principal or interest due in respect of any indebtedness in a principal amount in excess of $150 million or fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing such indebtedness if such failure results in acceleration of the maturity of such indebtedness or receives judgments for the payment of money in excess of $150 million that are not discharged or stayed within 60 days.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the complete terms of the Term Loan Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein. The administrative agent and the lenders and their respective affiliates have, from time to time, performed various other financial advisory, dealer, commercial banking and/or investment banking services for Oncor and certain of its affiliates for which they have received customary fees and expenses.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of December 23, 2025, among Oncor Electric Delivery Company LLC, as borrower, the lenders from time to time party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent for the lenders.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Kevin R. Fease
Name:	Kevin R. Fease
Title:	Vice President and Treasurer

Dated: December 29, 2025